UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): June 7, 2007 (June 4, 2007)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.02 Departure of Directors or Principal Officers

Effective January 4, 2007, the shareholders of NetSol Technologies, Inc. (the “Company” or “NetSol”) elected the slate of board of director members set forth in the Company’s April 20, 2007 definitive proxy statement. As Mr. Derek Soper did not stand for reelection, his tenure with the Company ended on June 4, 2007. Mr. Soper’s decision not to stand for reelection was not the result of a disagreement with NetSol on any matter relating to NetSol’s operations, policies, or practices. Mr. Soper was a member of the Compensation, Nomination and Corporate Governance Committee. Mr. Soper has been provided with a copy of this disclosure and Mr. Soper has indicated no disagreement with its content.

Mr. Alexander Shakow was elected by the shareholders of the Company to fill the vacancy left by Mr. Soper. There has been no transaction during the last two years, or proposed transactions, to which NetSol and Mr. Shakow have been parties. Mr. Shakow has enjoyed a distinguished career with the World Bank where he held various high level positions from 1981-2002. Since 2002, he has been an independent consultant for a number of international agencies. From 1968-1981 Mr. Shakow worked for the United States Agency for International Development where he held several high level positions, including Assistant Administrator for Program and Policy; Director, Office of Development and Planning, Bureau of Asia; Director of Indonesia, Malaysia and Singapore affairs. Mr. Shakow was also a senior official of the United States Peace Corps from 1963-1967, including director for Indonesia and Director of Volunteer Training. Mr. Shakow received his PhD in economics from the London School of Economics and Political Science in 1962. He earned his undergraduate degree with honors from Swarthmore College. Mr. Shakow is listed in Who's Who in America and Who's Who in the World; currently he holds a seat on the Board of Trustees of EnterpriseWorks/VITA. Mr. Shakow is an independent director.

Also elected to the board of directors at the June 4, 2007 meeting were Mr. Najeeb Ghauri, Mr. Naeem Ghauri, Mr. Salim Ghauri, Mr. Shahid Burki, Mr. Eugen Beckert and Mr. Mark Caton.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: June 7, 2007	By:	/s/ Najeeb Ghauri
NAJEEB GHAURI Chief Executive Officer

Date: June 7, 2007	By:	/s/ Tina Gilger
TINA GILGER Chief Financial Officer